Case 1:20-cv-00036-JPJ-PMS Document 5 Filed 11/20/20 Page 1 of 16 Pageid#: 38
Exhibit 4.5

CLERK'S OFFICE U.S. DISTRICT COURT
AT ABINGDON, VA
FILED

NOV 20 2020

JULIA C. DUDLEY, CLERK
BY: [signature]
DEPUTY CLERK

IN THE UNITED STATES DISTRICT COURT
FOR THE WESTERN DISTRICT OF VIRGINIA
ABINGDON

FEDERAL TRADE COMMISSION, Plaintiff, v. INDIVIOR INC. Defendant.	Civil Action No. 1:20CV36

STIPULATED ORDER FOR PERMANENT INJUNCTION AND EQUITABLE MONETARY RELIEF

Plaintiff, the Federal Trade Commission ("Commission" or "FTC"), filed its Complaint for Permanent Injunctive and Other Equitable Relief ("Complaint") in this matter pursuant to Section 13(b) of the Federal Trade Commission Act ("FTC Act"), 15 U.S.C. § 53(b). The Commission and Indivior Inc., by their respective attorneys, have reached an agreement to resolve this case through settlement, and without trial or final adjudication of any issue of fact or law, and stipulate to entry of this Stipulated Order for Permanent Injunction and Other Equitable Monetary Relief ("Order") to resolve all matters in dispute in this action.

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FINDINCXN 1. 2. The Court has jurisdiction over the subject matter and 'tlze parties to tlis actlon. Venue for this fnatter is proper iil this Court under 11 U.S.C. û 22 and 28 U.S.C, â 1391@) anb (c), and under Section 13(b) of the IRTC Act, 15 U.S.C. 553(19. The Complaint alleges that Defendant engaged hl unfair metlmdt of competidon Jn violation of Section 5(a) of the FTC Act, 15 U.S.C. jj 45(a), by engaging in anicompetitive activities desia ed to impede competitionâom gendlic equivalents of the 3. brand-name dl'ug Suboxone. 4. This Order does not constitute any evidence against Defendant, nor an admission of : liability or wrongdoing by Defendant in this case or in other lltigavon. Rather, the tenus of this injunction reflect a negotiated compromise, enteted into as a mqans to resolve contested issues withom t'he burdens of litigation. This Order shall not be uscd ln any way, as evidence or otherwise, in any other litigation or proceeding; provided that, nothing in this provision prevents the Commission or Defendant 9om using this Order in any proceeding regarding entbrcement or modifcation of tllis Order or as othmwise rèquired by law. 5. Entry of this Order is in the public interest. STIPULATIONS 1. Defendant and Plaintiff, by and tbrough their counsel, have agreed that entry of this Order fully and fnally resolves a11 issues betweep them adslng 9om the speoG c events iving rise to the allegations descdbed in the Complaint in the indicM ent il Unîted States v. Indivior Inc. ct a1., Case No. 1:19G416 (W.D. Va. Apr. 9, 1019)a and in the 2 <r Case 1:20-cv-00036-JPJ-PMS Document 5 Filed 11/20/20 Page 2 of 16 Pageid#: 39

complahts sled infrl re Suboxone, MDL No. 2445 (E.D. Pa.) and State Y lif.çc/avfa, et al v. Indivior Ac., et al., Nc. 2:16-cv-5037 (E.D. Pa.) and precludes 1, rther litlgation between Plaintiff and Defendant on the resolved issues except for the purposes of enforcing or modifying this Order. Plainiffstateslat entry of this Order resoives all of its open antitrust investigations peitaining to Indivlor lnc., to its ultimate parent gndivior PLC), to any company owned (directly or indirectly) by hdivior PLC, or to any afsllated company related to the allegations in the indictment atid complaints referenc:d above. Defendant admits the facts necessary to establish personal and subject materjurisdicion of this Court in this matter. Defendant derlies the charges in the Complaint and disputes that the Commission is 2. entitled to obtain relief 4. Defendant stipulates that it shall cymply with the provisions of this Order pendlng its entry by the Court. 5. Defendant stipulates that it will bear its own costs in this matter and shall not mpke any claims against Plaintif for attomey's fee,s or costs. 6. Defendant waives a1l rights to appeal or othem ise challenge or contest the validity öf tllis Order. Defendant waives any olaim that it may have under the Equal Access to Justice Act, 28 U.S.C. â 2412, concerning the proseoution of tlzis action tbrough the date of this Order, and agrees to bear its own costs and attorney fees in this litigation. The obligations set out below relate solely to business operatiom within the United Stgtes. 3 1 , /@ Case 1:20-cv-00036-JPJ-PMS Document 5 Filed 11/20/20 Page 3 of 16 Pageid#: 40

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DEFINITIONS

1. "Commission" means the United States Federal Trade Commission.
2. "Indivior" or "Defendant" means Indivior Inc., Indivior PLC, and any joint venture, subsidiary, division, group, or affiliate Controlled currently or in the future by Indivior.
3. "505(b)(2) Application" means an application filed with the United States Food and Drug Administration pursuant to Section 505(b)(2) of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 355(b)(2).
4. "ANDA" means Abbreviated New Drug Application filed with the United States Food and Drug Administration pursuant to Section 505(j) of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 355(j).
5. "Authorized Generic" means a Drug Product that is manufactured pursuant to an NDA and Marketed in the United States under a name other than the proprietary name identified in the NDA.
6. "Citizen Petition" means a public request that the FDA issue, amend, or revoke a regulation or order or take or refrain from taking any other form of administrative action pursuant to 21 C.F.R. § 10.30.
7. "Commerce" has the same definition it has in 15 U.S.C. § 44.
8. "Control" or "Controlled" means the holding of more than 50% of the common voting stock or ordinary shares in, or the right to appoint more than 50% of the directors of, or any other arrangement resulting in the right to direct the management of, the said corporation, company, partnership, joint venture, or entity.

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9. 'Direct Cost'' means the variable costs incurred to produce or sell an Original Dmg Product or Follow-on Dzug Product, including the costs of ingredients and manufacfnring, as well as the costs of marketing that product. The term Direct Cost does not include any allocation of overhead costas, administrative costs, research and development costs, or any other Gxed costs. 10. çdDrtzg Product' means a fnished dosage fonn (e.g., tablet, capsule, solution, or patch) as j y xsa Axox oz 5(s(b)(ydefned in 1 C.F.R, â 314.3(b), approved under a singe , , Applicaion, and available by presoription, that contains a dnzg substance, generaly, but not necessarily, in association with one or more other ingredients. Notwitbgtandiàg the foregoing, the term Drug Product, as used in tlis Order, shall not include producz that are predominantly purchased over-the-c-otmter ($rTC'') in the Uzlited States. 'tBffective Pdce'' means the net price paid by a payor, on a monthly basiz, for apafent's course of keatment with a Drug Product, taking into account a11 discounts, reftmds, reimbursements, mzd rebates. 12. 'l'he ç'Escrow Account'' is the escrow açcount establishcd by the Resolution Areement (desned below). 13. 'TDA' means tho U.S. Food and Drag Adrninistation. 14. fTolow-on Drug Product' means a Drug Product a) for wïoh Defendant has submitted an 'NDA, conkols an approved NDA, or has the right to distdbute in the United States; b) that contains an active inpedient 1at is (l) the same as an active ingredient in a previously approved Original Drug Product, or (ii) an isomer, salt form variant, or metabolite of an active invedient in a previously approved Original Dmg Produd; and c) 5 Case 1:20-cv-00036-JPJ-PMS Document 5 Filed 11/20/20 Page 5 of 16 Pageid#: 42

that treats the same condition or targets the same patient population as the previously approved Original Drug Product. No> ithstanding the foregoing, for purposes of this Order, the term Followaon Dm g Product shall not hclude an Authorized Generic version of the Original Drug Product, 15. . ttM arket,'' ttM arketeda'' or SsM arketlng'' means the promodon, offering for sale, sale, or distibution of a Drug Product. 16. CNDA'' means a New Dnzg Appllcation fled with the United States Food and Drug Administration pursuant to Section 505@) of the Federal Food, Dlug and Cosmetic Act, 21 U.S.C. j 35599, including a11 changes or supplements thereto that do not result in the submission of a new NDA. 17, 'r riginal Dnlg Product'' means a Drug Product that is M arketed in the United States and fûr which Defendant contols the NDA or has the zight to distdbute in the United States. 18. çdperson' means any individual, partnership, joint venmre, lrm, corporation, associatlon, trust, unincorporated organization, or other business, and any subsidiaries, divisions, groups, or affiliates thereoft 19. The tdResolution Agreemept'' is the agreement entered into between Indivior and the United States Department of Jusdce. Thls Resolution Agreement, among other terms, (i) cals upon Indivior to Rnd an Escrow Account and (ii) desir ates $10 million of the Rmounts to be paid into tlze .& crow Account as money that will then be paid to FTC. 20. ççsaleable Expiration Date'' means 6 months before a Drug Product's expiration date. k 21. ç'Stattls Quo Period' means a pedod beginning the day Defendant begins Marketing a Folow-on Drug Product in the United States and ends on the earlier of (i) 6 months after 6 3ê Case 1:20-cv-00036-JPJ-PMS Document 5 Filed 11/20/20 Page 6 of 16 Pageid#: 43

a Third Pa14y begins Marketing a Dag Product approved under an ANDA or 505.1b)(2) Application fol' whioh the Odginal Dmg Product is the reference listed drqg, or (i) 3. years alor the day. Defendant or a licensee of Defendant begins Marlceting the Follow-on Drug Product in the United States. For clari.ty, if a Third Party begatl M arketing a Drug Product as described in (i) of thls definition six months o1. more before Defendant begins M arketing a F. ollow-on D 1ug Product in the United States, then there is no applicable Status Quo Period, and thq restdcdons of Pqmgraph 1I.C do not apply: 22. t'Subloçadet' .means the buprenorphine extended-releab: injection Drug Product thatis tlw subject of NDA 209819 and is sold in the posage strengths of 100mg and 300mg. 23, ûelxird Party' means any Person other than Defendant. ORDER 1. PROHIBITED AG IVITY: CITIZEN PETITION PROCESS IT IS ORDKRRD that if Defendant lil0s a Citizen Petitionx Defendant shall simultanepusly disclose to both the FDA and the Com. mission: A. A l1 stud. ies ald data on which the Citizen Petition relies; and B. M 1 studies and data within' jhe lmowledge' or possessien of Defdndant that address the validity or strength of one or more of the material contentions in the Citizen Petition. Defendant shall provide such disclosure to the Commission b.y sending en eledronic, copy of the disclpsure submission to the Comjliance Division of the Bureau of Competition of tle FTC at bccomplianceo fk.zov. Case 1:20-cv-00036-JPJ-PMS Document 5 Filed 11/20/20 Page 7 of 16 Pageid#: 44

11. PROHDXTED ACTM TY: PRODUCT SW ITCO G CONDUCT IT IS FURTHER ORDERED that: Defendant shall provide a notiûcatiôn to the Plaintiff 30 calendar dgys aler Defendant files an NDA for a Follow-on Dlxg Product in the United States. T his notifcation shal A. be sent by electrbnic transmission to the Compliance Division of the Bureau of Competition of the IRTC at btcomnlianceaûc.aov and shall inolude, fttter alia, the folowing infolnnation: ($) a reference to ttlq Qrder, (i) the NDA number for fhe Folow- on Drug Prnduci, and (ii) the associated 0. riginal Drug'product aqd NDA number under which it is approved. B. Defendant shall provide a second notiication six months befoze the date specifed for FDA approval of the Follow-on Drug Prgduct under the Presoziption Drug User Fee Aot. This notifcation shall reference this Order and the previous notiscation 'submitted under Patagraph II.A. above for the Follow-oh Drug Product. Def, end. anfs vsh. all .sublpk the following doouments and.infol-mation with the notifcation: Documents suffcient to show tho company's pricing plans for the Origlnal Drug Product and Pollow-on Dnlg Product; Documents sufûoient to show the forecasted sales for thù OriginalDlug Product and Follow-on Drugproduct; Transcdpt of any of the Defendant'', investor calls dming the prior twelve months that discuss the Follow-on Dnzg Product; A statem ent of all claimed benefits of the Follow-on Dnlg Product compared to the Original Drug Product; and, 8 Case 1:20-cv-00036-JPJ-PMS Document 5 Filed 11/20/20 Page 8 of 16 Pageid#: 45

A statelnent of whether Defendant intends to materially alter the terms on which it sells the Original Drug Product and, if so, identifoation of these terms, and a11 reasons for materiàlly altering them . Defendant shall deliver this notifcajion and. thç required. documents to the Assistant Director of the Compliance Diviàion of the Buryau of Coppetidon of the FTC, either through electronio transmission to bccomplianceaûc.sqov or hand-delivery to the FTC, If, on the date when Defendant or its licensee begins Marketing a Follow-oh Drug Pmduct in the United States', A Third Party has submited an ANDA or 505(b)(2) Application for whioh the Odginal Dl'ug Product is the reference tisted drug, then during the Status Quo Period, Defbndant shal be prohibited from: Destroying inventoly or withdrawing from tlle market any strength or fgrmulation of the associated Oliginal Drug Productiprovf#ct however, Defendant may destroy Drug Prodùct that has passed its Saleable Expiration Date. Failing to fill orders for the Original Dnlg Product on the sqm e terms and conditions (except for those terms and conditions relating to Effectiv: Price, which are addressed below in Parapaph 11.C.3) within the same time frame and. with the yame convbnience as are' orders for tl.1ç Followxon Dru'g Product. For the: avôidance of doubt this clause does not prohibit Defendaàt'from offering different term s or conditions for a given Oliginal Dnzg Product or Follow-on Dl-ug Ptoduct to different customers, so long as çach custom er is offered the sam e 9 KN Case 1:20-cv-00036-JPJ-PMS Document 5 Filed 11/20/20 Page 9 of 16 Pageid#: 46

terms and conditions for tle Odginal Dnlg Product as for the Follow-on Dl'ug Product, Offering an Effective Price for the associated OriA al Drug Product to any C'ustomer that is highcr than the Bffective Price Defendant offers to that Customer 3. for tlïe Follow-on Dmg Prcduct; Provîden however, tltis prohibition does not apply (a) if the Effective Pdce of thè Orignal Drug Product is not increased by more than tlle corresponding increase in the presoription drug price component of the Consumer Price Index at any time dudng the eighteen months prior to introduction of the Follow-on Dlug Pmduct or during the Status Quo Pedod; or (b) if the difference in Bffective Price is athibutable Folely to a difference in the Dh'ect Costs of the producl. Deleting the National Dlug Code for the associated Original Drug Product âom tho Natlonal Drag Data File; Providen however, that Defendant shall have no obligations tmder this Paragrâph 4, 11.C with respect to an Orighal Drug Product: (a) for which the associated Follow-on Drug is no longer Marketed in the United Statœ, or (b) that the FDA has determined should no longer be Marketed in the United States because of safety concernA. Defendant may recall and deskoy prôducts consistem with 21 C.F.R. Part 7, Subpart C; may take reasonable steps to proteot safety in the event of manufacmdng defects; and may take any action that is requested by FDA; 10 Case 1:20-cv-00036-JPJ-PMS Document 5 Filed 11/20/20 Page 10 of 16 Pageid#: 47

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Provided further, for clarity, this Paragraph II.C does not apply to Sublocade because any relevant Status Quo Period with respect to that Drug Product has ended.

III. EQUITABLE MONETARY RELIEF

IT IS FURTHER ORDERED that:

A. Judgment in the amount of ten million dollars ($10,000,000) is entered in favor of Plaintiff against Defendant as equitable monetary relief.

B. At the time specified by the Resolution Agreement FTC shall be paid (and Defendant shall provide all necessary consents so that FTC is paid) $10 million from the Escrow Account. Defendant is not obligated to furnish any other funds to satisfy the judgment entered as described in paragraph III.A above.

C. Notwithstanding any other provision of this Order: All money paid to Plaintiff pursuant to this Order may be deposited into a fund administered by Plaintiff or its designee to be used for equitable relief, including consumer redress and other equitable relief Plaintiff determines to be reasonably related to Defendant's alleged violative practices and injury, and any attendant expenses for the administration of such fund. Plaintiff shall deposit any money not used for such equitable relief in the U.S. Treasury. Any interest earned on amounts deposited into the fund will remain in the fund and become part of the fund.

D. Within 10 business days of entry of the Order, Defendant shall submit its Taxpayer Identification Number (Employer Identification Number) to Plaintiff.

E. Defendant shall have no rights to challenge any actions Plaintiff or its representatives may take pursuant to this Paragraph III. of the Order.

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The pûymenty provided for herein are provided for the purposes of settlement only, are remedial, and are neithelt a.p.enalty nor a fne. The $10 million that the FTC shall be paid tltough this Order is intendeito be, tti the extent practicable (ts set out in Section HI.C pf this Order), Sfrestitution' wiëin tNe meaning of 26 U.S.C. j 1624942). In colmection with this payliwnt, FTC shal cûmply with any a/plicable statutory or regulatory reporting requirements. IV. NOTIFICATION REQUIXEMENT IT IS FURTHER ORDERED that Defendant shall notify the.dommissioh withih 30 calendm' days of s'tarting to M arket, either directly or through. 'g licçnsee, Dlug Products in tlw United States by: A. Receiving FDA approval to M arket a Dt-ug Product in the United States; Acquiring Control of a Person jhat has FDA approval to M arket a Drug Pkoduct in the United States; or C. Acquiring or l.icensing a Dl'ug Pmduct. thét, at. the time' pf such acqulsif. on, 'has FDA approval to be Marketed in the United States. Defendant shall provide such notifcation to the Commiésion by sending an electrorjio copy of the notifcation t: the Colppliance Division of the Bureau of Competition of the FTC at bccompliançc@ûc.gov q/ Case 1:20-cv-00036-JPJ-PMS Document 5 Filed 11/20/20 Page 12 of 16 Pageid#: 49

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V. REPORTING REQUIREMENTS

IT IS FURTHER ORDERED that:

A. Defendant shall submit to Plaintiff a verified written report within 60 calendar days after the date this Order is entered, one year after the date this Order is entered, and annually for 9 years thereafter, setting forth in detail the manner and form in which Defendant has complied and is complying with this Order.

B. Defendant shall submit each report required under this Paragraph to the Secretary of the Commission and shall send an electronic copy of each report to the Compliance Division of the Bureau of Competition of the FTC at bccompliance@ftc.gov.

VI. CHANGE OF CORPORATE CONTROL

IT IS FURTHER ORDERED that

A. Defendant shall notify Plaintiff at least 30 calendar days prior to:

1. Any proposed dissolution of Indivior Inc.;
2. Any proposed acquisition, merger, or consolidation of Indivior Inc.; or
3. Any other change in Defendant, including, but not limited to, assignment and the creation, sale or dissolution of subsidiaries, if such change might affect the compliance obligations arising out of this Order.

B. No information or documents obtained by the means provided in this Paragraph VI. shall be divulged by the Commission to any person other than an authorized representative of the Commission, except in the course of a legal proceeding regarding enforcement of the Order, or as otherwise required by law.

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VII. ACCESS TO INFORMATION

IT IS FURTHER ORDERED that:

A. For the purpose of determining or securing compliance with this Order or facilitating consumer redress pursuant to this order, and subject to any legally recognized privilege or any applicable privacy laws and regulations, Defendant shall, upon reasonable notice and in response to a written request by FTC staff:

1. Provide the FTC with documents and other electronically stored information in Defendant's possession, custody, or control, that are relevant to compliance or consumer redress under the Order; and

2. Permit Commission staff to interview officers, directors, or employees of Defendant, who may have counsel (representing the Defendant, the individual, or both) present, regarding matters that are relevant to compliance or consumer redress under the Order.

B. No information or documents obtained by the means provided in this Paragraph VII. shall be divulged by the Commission to any person other than an authorized representative of the Commission, except in the course of a legal proceeding regarding enforcement of the Order, or as otherwise required by law.

VIII. RETENTION OF JURISDICTION

IT IS FURTHER ORDERED that this Court shall retain jurisdiction of this matter for purposes of construction, modification, and enforcement of this Order.

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Case 1:20-cv-00036-JPJ-PMS Document 5 Filed 11/20/20 Page 15 of 16 Pageid#: 15 15 IX. EXPIRATION OF THE ORDER IT IS FURTHER ORDERED that this order shall expire 10 years after the date it is entered. X. DISMISSAL AND COSTS IT IS FURTHER ORDERED that this action shall be dismissed with prejudice and each party shall bear its own costs. SO ORDERED this 20 day of Nov. 2020 United States District Judge [illegible]________

Case 1:20-cv-00036-JPJ-PMS Document 5 Filed 11/20/20 Page 16 of 16 Pageid#: 16 16 MARKUS SO STIPULATED AND AGREED: FOR PLAINTIFF FEDERAL TRADE COMMISSION: Digitally signed by :: MARKUS MEIER MEIER Date: 2020.01.23 • 15:23:17 -04'00' .Date: Iuly 23, 2020 Markus H. Meier Assistant Director Health Care Division Bureau of Competition Federal Trade Commission FOR INDIVIOR INC: /s/ Javier Rodriguez Date: 7/24/20 Javier Rodriguez Chief Legal Officer /s/ Jennifer S. DeGraw Date: 7/24/20 Jennifer S. DeGraw Gentry Locke Rakes & Moore /s/ Jonathan Berman Date: 7/24/20 Jonathan Berman JONES DAY